Exhibit 99.1

news release

Enbridge Energy Partners declares cash distribution and reports earnings for third quarter 2009

HOUSTON, October 29, 2009 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.99 per unit payable November 13, 2009 to unitholders of record on November 5, 2009 (the ex-dividend date will be November 3, 2009). The Partnership’s key financial results for the third quarter of 2009, compared to the same period in 2008, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008
Net income*	$57.2	$119.4	$243.3	$281.3
Net income per unit	0.37	1.04	1.73	2.58

Adjusted EBITDA*	247.1	191.7	668.7	570.3
Adjusted net income*	116.0	80.5	287.7	272.5
Adjusted net income per unit	0.86	0.71	2.11	2.49

*	excluding earnings attributable to noncontrolling interest

Adjusted net income reported above eliminates the impact of non-cash, mark-to-market, gains and losses, which arise from changes in the fair value of certain of the Partnership’s derivative instruments that do not qualify for hedge accounting treatment under applicable accounting standards. Also, removed from 2009 adjusted earnings is the impact of unrecorded prior period revenues recognized during the first quarter that affected the Partnership’s liquids operations (see Non-GAAP Reconciliations section below), a non-cash impairment charge related to certain of our natural gas pipelines assets that are classified as held for sale on September 30, 2009 and net income attributable to the noncontrolling interest in the Partnership’s Alberta Clipper pipeline project.

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented, “We are very pleased with our third quarter adjusted results which were 44% higher than the same period of 2008 and expect adjusted earnings for the year will be between $350 and $375 million. We continued to make significant progress on our expansion program during the quarter. On August 20th we received the Presidential Border Crossing Permit for the Alberta Clipper project and started construction activities immediately thereafter. We expect to complete this project by mid-2010.”

For the third quarter of 2009, the Partnership reported progress on its major internal growth initiatives, as follows:

•

Alberta Clipper: The Alberta Clipper project involves construction of a new 36-inch diameter, 1,000 mile heavy crude oil pipeline from Hardisty, Alberta to Superior, Wisconsin. Alberta Clipper will have an initial capacity of 450,000 Bpd and allows for expansions up to 800,000 Bpd by adding pump stations. Alberta Clipper will be a common carrier line fully integrated with the Enbridge/Lakehead mainline systems for tolling purposes. We and Enbridge are progressing with the project, which is expected to be in service by mid-2010. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates. We anticipate financing the $1.2 billion of expected construction costs for the United States portion of the project through our recently announced joint funding arrangement through which our general partner will participate jointly in financing a portion of the construction project in return for a two-thirds interest in the earnings and cash flows. We anticipate that our share of the first full year EBITDA resulting from the completion of this project will approximate $57 million.

•

North Dakota: We continue to work on an approximate $150 million additional expansion consisting of upgrades to existing pump stations, additional tankage, as well as extensive use of drag reducing agents, or DRA, that are injected into the pipeline. This expansion of our North Dakota system, referred to as Phase VI, is expected to increase system capacity to 161,000 Bpd from the 110,000 Bpd that is currently available. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates. All necessary permits and approvals have been received and the Phase VI expansion is expected to be in service in early 2010.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008
Operating revenue	$1,363.7	$2,770.2	$4,104.2	$8,044.7
Operating expenses:
Cost of natural gas	943.2	2,376.2	2,929.3	7,019.6
Operating and administrative	133.6	135.2	399.0	363.3
Power	33.7	35.0	96.9	104.6
Depreciation and amortization	65.2	54.8	191.7	153.3

Operating income	188.0	169.0	487.3	403.9
Interest expense	60.7	50.7	169.9	129.6
Other income	2.8	0.2	2.5	1.5

Income from continuing operations before income tax expense	130.1	118.5	319.9	275.8
Income tax expense	2.7	1.9	6.8	5.0

Income from continuing operations	127.4	116.6	313.1	270.8
Income (loss) from discontinued operations	(67.9)	2.8	(67.5)	10.5

Net income	59.5	119.4	245.6	281.3
Less: Net income attributable to noncontrolling interest	2.3	—	2.3	—

Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$57.2	$119.4	$243.3	$281.3
Allocations to General Partner	13.6	17.8	41.9	35.1

Net income allocable to Limited Partners	$43.6	$101.6	$201.4	$246.2
Weighted average limited partner units (millions)	117.0	96.9	116.0	95.3

Net income per limited partner unit (dollars)	$0.37	$1.04	$1.73	$2.58

COMPARISON OF QUARTERLY RESULTS

Following are discussions of significant changes in the Partnership’s financial results, comparing the third quarter of 2009 with the third quarter of 2008. The comparison refers to adjusted operating income, which excludes the effect of noncash derivative gains and losses, unrecorded revenues and discontinued operations (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2009	2008	2009	2008
Liquids	$132.7	$95.5	$326.2	$246.8
Natural Gas	47.3	35.8	126.4	135.1
Marketing	0.2	0.4	17.9	17.9
Corporate	(0.9)	(1.6)	(3.0)	(4.7)

Adjusted operating income	$179.3	$130.1	$467.5	$395.1

Liquids – Third quarter adjusted operating income for the Liquids segment increased to $132.7 million. Operating revenue increased by $52.9 million, primarily driven by transportation rate increases related to the following:

•	Effective April 1, 2009, we increased our transportation rates in connection with the completion of Stage 2 of our Southern Access Expansion; and

•	Annual index rate increases on all three of our major systems that become effective on July 1, 2009.

In addition, we recognized approximately $7.4 million of revenue as a result of the adoption of regulatory accounting for our Southern Access project. Under regulatory accounting over or under collections of revenue are recognized in the financial statements and these amounts are realized or settled through cash the following year.

Volumes increased, as shown in the table below, primarily due to increases of crude oil supplies from upstream production facilities in connection with the ongoing development of the Alberta Oil Sands.

Liquids Systems Deliveries	Three Months Ended September 30,		Nine Months Ended September 30,
(thousand barrels per day)	2009	2008	2009	2008
Lakehead	1,701	1,564	1,642	1,586
Mid-Continent	241	227	239	238
North Dakota	113	107	114	109

Total	2,055	1,898	1,995	1,933

The increases in operating income were partially offset by a $7.8 million increase in depreciation associated with the new assets placed in service over the past year. Operating costs increased by $9.2 million, mainly due to our lease of the Line 13 crude oil pipeline from an affiliate of our general partner coupled with the additional costs of operating our expanded system. Power costs decreased by $1.3 million due the effective utilization of our expanded capacity to more efficiently transport greater volumes of crude oil, coupled with lower utility rates.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment increased $11.5 million, to $47.3 million primarily due to initiatives taken to reduce operating costs associated with the Natural Gas business and modest improvements to operating margin, partially offset by higher depreciation. Operating margin for the current quarter improved on a normalized basis, despite lower natural gas volumes, due to reduced measurement losses and the absence of approximately $7 million of adjustments to revalue imbalances and inventory realized in connection with the rapidly declining prices for natural gas and NGLs during the third quarter of 2008.

Natural Gas Throughput	Three Months Ended September 30,		Nine Months Ended September 30,
(MMBtu per day)	2009	2008	2009	2008
East Texas	1,346,000	1,443,000	1,515,000	1,431,000
Anadarko	570,000	682,000	587,000	648,000
North Texas	382,000	388,000	393,000	383,000

Total	2,298,000	2,513,000	2,495,000	2,462,000

Marketing – The Marketing segment reported adjusted operating income of $0.2 million, a decrease of $0.2 million from the $0.4 million of adjusted operating income for the same period of 2008. The decline is attributable to a more stable natural gas pricing environment in the current quarter compared with the same quarter last year, which narrowed the basis between receipt and delivery points where natural gas is purchased and sold by our Marketing business.

Partnership Financing – Interest expense increased by $10.0 million, to $60.7 million, for the third quarter. The increase is due primarily to the approximate $0.4 billion increase in average debt outstanding, credit facilities’ commitment fees and debt issuance cost amortization. Interest capitalized on construction work in progress totaled $6.9 million for the quarter, which was $0.7 million higher due the start-up of construction on our Alberta Clipper pipeline project.

During the quarter, pursuant to the joint funding arrangement with affiliates of Enbridge, approximately $203.0 million of equity capital in the form of a noncontrolling interest was obtained for construction of the Alberta Clipper pipeline project, coupled with $166.1 million of affiliate debt.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.99 per share payable November 13, 2009 to shareholders of record on November 5, 2009. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on November 3, 2009.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Friday, October 30, 2009. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link: http://www.investorcalendar.com/IC/CEPage.asp?ID=149992

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until November 13, 2009, by calling (877) 660-6853 and entering Conference Account: 286,

ID: 333604. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles accepted in the United States.

Adjusted Earnings	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008
Net income	$59.5	$119.4	$245.6	$281.3
Unrecorded revenues	—	—	(13.5)	—
Impairment charge	66.1	—	66.1	—
Hurricane impact	—	8.7	—	8.7
Noncash derivative fair value (gains) losses
-Natural Gas	0.3	(36.6)	13.3	(41.4)
-Marketing	(9.0)	(11.0)	(19.6)	23.9
-Corporate*	1.4	—	(1.9)	—
Net income attributable to noncontrolling interest	(2.3)	—	(2.3)	—

Adjusted net income	116.0	80.5	287.7	272.5
Allocations to General Partner	14.8	11.9	42.7	35.0

Adjusted net income allocable to Limited Partners	101.2	68.6	245.0	237.5
Weighted average units (millions)	117.0	96.9	116.0	95.3

Adjusted net income per Limited Partner unit (dollars)	$0.86	$0.71	$2.11	$2.49

*	Noncash derivative fair value gains (losses) for the nine months ended September 30, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.

Liquids	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2009	2008	2009	2008
Operating income	$132.7	$95.5	$339.7	$246.8
Unrecorded revenues	—	—	(13.5)	—

Adjusted operating income	$132.7	$95.5	$326.2	$246.8

Natural Gas	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2009	2008	2009	2008
Operating income	$47.0	$64.2	$113.1	$168.3
Hurricane impact	—	8.2	—	8.2
Noncash derivative fair value losses (gains)	0.3	(36.6)	13.3	(41.4)

Adjusted operating income	$47.3	$35.8	$126.4	$135.1

Marketing	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2009	2008	2009	2008
Operating income (loss)	$9.2	$10.9	$37.5	$(6.5)
Hurricane impact	—	0.5	—	0.5
Noncash derivative fair value losses (gains)	(9.0)	(11.0)	(19.6)	23.9

Adjusted operating income	$0.2	$0.4	$17.9	$17.9

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2009	2008	2009	2008
Net cash provided by operating activities	$223.5	$199.5	$582.9	$473.2
Unrecorded revenues	—	—	(13.5)	—
Hurricane impact	—	8.7	—	8.7
Changes in operating assets and liabilities, net of cash acquired	(35.8)	(59.9)	(61.6)	(48.3)
Interest expense (excluding MTM adjustments)	59.3	50.7	170.0	129.7
Income tax expense	2.7	1.9	6.8	5.0
Settlement of interest rate swaps/treasury locks	—	—	0.7	22.1
Net income attributable to noncontrolling interest	(2.3)	—	(2.3)	—
Other	(0.3)	(9.2)	(14.3)	(20.1)

Adjusted EBITDA	$247.1	$191.7	$668.7	$570.3

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) changes in the economy.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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